INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), made this __ day of, 2012 by and between Symetra Investment Management, Inc., a Washington corporation (the “Adviser”), and Dimensional Fund Advisors LP, a limited partnership organized under Delaware law (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Management Agreement”) with the Symetra Mutual Funds Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), of which Symetra DFA US Core Equity Fund and Symetra DFA International Core Equity Fund (the “Funds”) is each a series; and

WHEREAS, under the Management Agreement, the Adviser has agreed to provide certain investment advisory services to the Funds; and

WHEREAS, the Adviser is authorized under the Management Agreement to delegate its investment advisory responsibilities to one or more persons or companies; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Adviser and the Sub-Adviser agree as follows:

1. Appointment.                                Adviser hereby engages the services of Sub-Adviser in connection with Adviser’s management of the Funds.  Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the board of trustees of the Trust (the “Board”), Sub-Adviser shall manage the investment and reinvestment of that portion of the assets of the Funds that the Adviser shall, from time to time upon reasonable advance notice, direct.  If Sub-Adviser is not responsible for managing the investment and reinvestment of all of each Fund’s assets, then references herein to the Fund, where appropriate, mean that portion of each Fund’s assets for which Sub-Adviser is responsible. In the performance of its obligations under this Agreement, the Sub-Adviser may, at its own discretion, (a) delegate any or all of its functions hereunder to any advisory affiliate (other than investment advisory services) without further written consent of the Adviser, and (b) operational support services to a third party service provider, provided that the Sub-Adviser shall always remain liable for its obligations hereunder.

2. Acceptance of Appointment.  Sub-Adviser hereby accepts appointment by Adviser in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

3. Duties as Sub-Adviser.

a.
Sub-Adviser shall furnish an investment program for each Fund and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of each Fund shall be held in various securities, cash or other investments.  In this connection, Sub-Adviser shall provide Adviser and the officers and trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser’s management of each Fund’s assets.

b.
Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with:  (a) each Fund’s investment objective, policies and restrictions as set forth in the Trust’s current registration statement, (b) such policies or directives as the Trust’s trustees may from time to time establish or issue and communicate to the Sub-Adviser in writing, and (c) applicable law and related regulations.  Adviser shall promptly notify Sub-Adviser in writing of changes to (a) or (b) above and shall notify Sub-Adviser in writing of changes to (c) above promptly after it becomes aware of such changes.

c.
Sub-Adviser shall not consult with other sub-advisers of either Fund, or with sub-advisers of other investment portfolios of the Trust, concerning transactions in portfolio securities or other portfolio investments of either Fund. This prohibition does not apply to communications by the Sub-Adviser to the Adviser in connection with the Adviser's (i) overall supervisory responsibility for the general management and investment of the Funds’ assets; (ii) determination of the allocation of assets among Fund manager(s), if any; and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a Fund manager.

d.
Sub-Adviser shall take all actions which it considers necessary or appropriate to implement the investment policies of each Fund as these relate to the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for each Fund with brokers or dealers selected by it, and to that end, Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of each Fund.  In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of each Fund, Sub-Adviser is directed at all times to seek to obtain the best net result in terms of execution and price as set forth in Section 3(f) hereto.

e.
To the extent permitted by the policy guidelines set forth in the Trust’s current registration statement, Sub-Adviser is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation:  (a) the execution capabilities of such brokers and dealers, (b) research, custody and other services provided by such brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (c) the size of the transaction, (d) the difficulty of execution, (e) the operational facilities of such brokers and dealers, (f) the risk to such a broker or dealer of positioning a block of securities, and (g) the overall quality of brokerage and research services provided by such brokers and dealers.  In connection with the foregoing, Sub-Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of Sub-Adviser’s overall responsibilities with respect to each Fund and to any other client accounts or portfolios which Sub-Adviser advises.  The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

f.
Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for either Fund in connection with the purchase or sale of securities or other investments for the Fund, subject to:  (a) the requirement that Sub-Adviser seek best net result in terms of execution and price within the policy guidelines determined by the Board and set forth in the Trust’s current registration statement; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law.  Such brokerage services are not within the scope of the duties of Sub-Adviser under this Agreement.  Subject to the requirements of applicable law and any procedures adopted by Board, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from a Fund or the Trust for such services in addition to Sub-Adviser’s fees for services under this Agreement.

g.
Sub-Adviser also is authorized, but not obligated, to aggregate purchase and sale orders for securities held (or to be held) in either Fund with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other clients consistent with Sub-Advisors ADV Part 2.  .  Adviser recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Funds.

h.
When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Funds), Sub-Adviser may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that Sub-Adviser considers equitable and in accordance with Sub-Advisor’s ADV Part 2.

i.
The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Trust.  The Adviser hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities.  Notwithstanding the foregoing, the Sub-Adviser, upon the request of the Adviser, will reasonably assist the Funds’ administrator and/or the Funds in obtaining prices of portfolio securities of each Fund, and to the extent it may lawfully do so, will use its reasonable efforts to provide information, data or analyses in its possession to Adviser. The Adviser and the Trust acknowledge that any such information, data or analyses may be proprietary to the Sub-Adviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

j.
The Sub-Adviser shall not advise or act for a Fund, the Adviser or the Trust in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by such Fund or the issuers of such securities.

4. Services Not Exclusive.  Sub-Adviser’s services under this Agreement are not exclusive.  The Sub-Adviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing between the Sub-Adviser and the Adviser (or its affiliates).  Adviser acknowledges that transactions in a specific security or other investment may not be recommended or executed at the same time or price for all client accounts or portfolios (including the Funds) for which that security or investment is recommended or executed.  This Agreement does not require Sub-Adviser to give priority to either Fund over other client accounts or portfolios.

5. Independent Contractor.  Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Trust or the Funds or otherwise be deemed agents of the Adviser, the Trust or the Funds.

6. Proxies.  The Adviser delegates the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Funds to the Sub-Adviser.  The Sub-Adviser shall exercise these voting rights or, where the Sub-Adviser believes in good faith that doing so is in the Fund’s best interests, to refrain from voting in accordance with Sub-Adviser’s then current Proxy Voting Policy and Procedures, unless and until the Adviser revokes this delegation; provided that such materials have been forwarded to the Sub-Adviser in a timely manner by the Fund’s custodian.  The Adviser may revoke this delegation at any time without cause upon reasonable advance written notice to the Sub-Adviser.  The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three years, of the Sub-Adviser’s voting procedures, and of the Sub-Adviser’s actual votes, and shall supply this record to the Adviser, or any authorized representative of the Adviser, upon the written request of the Adviser or the Adviser’s authorized representative, as appropriate.

7. Representations and Warranties of the Sub-Adviser.  The Sub-Adviser represents and warrants that the Sub-Adviser:

a.
is registered with the U.S. Securities and Exchange Commission under the Advisers Act.  Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.

b.	is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

c.	has the authority to enter into and perform the services contemplated by this Agreement.

d.	is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

e.
has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services in this Agreement.

f.	will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

g.
has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Trust with a copy of that code, together with evidence of its adoption.  Promptly following the end of each calendar year during which this Agreement remains in effect, the Sub-Adviser shall certify to Adviser or the Trust that Sub-Adviser either (i) it and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act) has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of Sub-Adviser’s code of ethics  with respect to the Funds, or (ii) identify any material violations which have occurred with respect to the Funds.  Upon reasonable written request of Adviser or the Trust, Sub-Adviser shall permit representatives of Adviser or the Trust to examine the reports (or summaries of the reports) required to be made to Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

h.
Will promptly notify the Adviser of any changes of control of the Sub-Adviser, provided that, to the extent required by the Advisers Act and interpretations thereunder, the Sub-Adviser will notify the Adviser promptly in the event of any change in the membership of the Sub-Adviser’s partnership, and any changes in the composition of the Sub-Adviser’s Investment Committee.

i.	will seek to maintain errors and omissions or professional liability insurance coverage equal to not less than $5,000,000, provided that such insurance can obtained at a commercially reasonable rate.

8. Representations and Warranties of the Adviser.  Adviser represents and warrants that the Trust is (and during the term of this Agreement, will remain) registered as an open-end management investment company under the 1940 Act and that the shares of the Trust representing an interest in each Fund are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws.  The Adviser further represents and warrants that the Adviser:

a.
is registered with the U.S. Securities and Exchange Commission under the Advisers Act.  Adviser shall remain so registered throughout the term of this Agreement and shall notify Sub-Adviser immediately if Adviser ceases to be so registered as an investment adviser.

b.
will timely provide the Sub-Adviser with (i) a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect the Funds or the services of the Sub-Adviser, (ii) copies of any financial statements or reports made by the Funds to its shareholders, (iii) resolutions, policies and procedures adopted by the Trust in respect of the management or operation of the Funds, (iv) a list of affiliated brokers and underwriters and other affiliates for compliance with applicable provisions of the 1940 Act, (v) any updates to the Trust’s prospectus or prospectus supplements, and (vi) any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.  Until updates or amendments to such documents are provided, the Sub-Adviser may continue to rely on those documents previously provided.

c.	is duly organized and validly existing under the laws of the State of Washington with the power to own and possess its assets and carry on its business as it is now being conducted.

d.	has the authority to enter into and perform the services contemplated by this Agreement.

e.	is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

f.
has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement.

g.	will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

9.  Compensation.  For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of each Fund at the annual rates set forth in Schedule A.  Sub-Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth above.  For the purpose of accruing compensation, the net assets of a Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.  In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.  During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

10. Records; Availability; Disclosure.

a.
 Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the required period those records as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act.

b.
Sub-Adviser agrees that all books and records which it maintains for any Fund or the Trust are the property of the Trust and further agrees to surrender promptly to the Adviser or the Trust any such books, records or information upon the Adviser’s or the Trust’s request (provided, however, that Sub-Adviser may retain copies of such records).  All such books and records shall be made promptly available to the Trust’s accountants or auditors during regular business hours at Sub-Adviser’s offices.  Adviser and the Trust or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to any Fund or the Trust.  Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations.  In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Trust (provided, however, that Sub-Adviser may retain copies of such records).  The Sub-Adviser agrees that the policies and procedures established by the Sub-Adviser for managing the Funds, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the sub-advisor/client relationship and management and operation of the Funds, shall be made available for inspection by the Adviser and the Trust or either of their authorized representatives not less frequently than annually.

c.
Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement to any third party, in any manner whatsoever except as authorized in this Agreement or specifically by Adviser or the Trust, or if such disclosure is required by law, requested federal or state regulatory authorities, or as otherwise reasonably necessary in order to perform the services hereunder.

d.
Sub-Adviser may disclose the investment performance of each Fund, provided that such disclosure does not reveal the identity of the Adviser, the Fund or the Trust.  Sub-Adviser may, however, disclose that Adviser, the Trust and the Funds are its clients, provided that such disclosure does not reveal the investment performance or the composition of any Fund.

11. Liability.  In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its affiliates, partners, officers, trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement (together, “disabling conduct”), Sub-Adviser shall not be liable to Adviser, any Fund, the Trust or to any shareholder of any Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

12.	Indemnification.

a.
Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or communication to current or prospective investors in the Funds relating to disclosure about Sub-Adviser provided to Adviser by Sub-Adviser for use in such document.

b.
Adviser agrees to indemnify and defend Sub-Adviser, its affiliates, officers, trustees, partners, employees and any person who controls Sub-Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or other communication to current or prospective investors in any Fund (other than a misstatement or omission relating to disclosure about Sub-Adviser approved by the Sub-Adviser or provided to Adviser or the Trust by Sub-Adviser).

13. Use of Name.  The Sub-Adviser agrees to permit the Adviser and the Trust to use its name, along side the Adviser’s name, in any Fund’s name and in descriptions of the Fund, as these appear in the Trust’s prospectus(es) and/or sales literature related to the Fund solely for the purposes of disclosing and promoting the relationship between the parties as described herein and/or for promoting the Funds. Adviser agrees to furnish to Sub-Adviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Funds or the public prior to the use thereof, and not to use such material if Sub-Adviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof.  Such materials may be furnished to Sub-Adviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Provided, however, that the Adviser and the Trust shall cease such use of the Sub-Adviser’s name (except to the extent that continued use is required by applicable laws, rules, and regulations) in the event that this Agreement is terminated or upon 30 days’ written notice if Sub-Adviser is no longer the sole sub-advisor to the Funds.

14. Effectiveness and Duration.  This Agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required by law, a majority of the outstanding Trust shares of the series representing an interest in each Fund.  This Agreement shall come into full force and effect on the date which it is so approved.  This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by:  (a) the Board, or by the vote of a majority of the outstanding Trust shares of the series representing an interest in each Fund, and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

15. Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding Trust shares of the series representing an interest in the applicable Fund on sixty days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement.

16. Amendment.  This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, if required by applicable law, (b) a majority of the outstanding Trust shares of the series representing an interest in the applicable Fund.

17. Definitions.  The terms “assignment”, “affiliated person” and “interested person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act.  The term “majority of the outstanding Trust shares of the series” means, at a meeting of any Fund’s shareholders, the lesser of:  (a) outstanding shares of such series representing more than 50% of the votes attributable to shares of such series, or (b) if outstanding shares representing more than 50% of the votes attributable to shares of such series are present (in person or by proxy) at the meeting, 67% or more of such votes.

18. Governing Law.  This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.

19. Notice.                        Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One
Austin, TX 78746
Attention:  Legal Department

If to the Adviser:

Symetra Investment Management, Inc.
777 108th Ave. NE, Suite 1200
Bellevue, WA 98004

If to the Trust:

Symetra Mutual Funds Trust
777 108th Ave. NE, Suite 1200
Bellevue, WA 98004

20. Miscellaneous.

a.	Nothing in this Agreement shall require Sub-Adviser to take or receive physical possession of cash, securities or other investments of any Fund.

b.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Symetra Investment Management, Inc.

By:          ______________________________
Name:
Title:              President

ATTEST:

Dimensional Fund Advisors LP

By:          _____________________________
Name:
Title:

ATTEST:

Schedule A

For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of the applicable Fund at the following annual rates:

Symetra DFA US Core Equity Fund

27 basis points (0.27%) on the first $100 million in assets
17 basis points (0.17%) on all assets thereafter

Symetra DFA International Core Equity Fund

45 basis points (0.45%) on the first $100 million in assets
35 basis points (0.35%) on all assets thereafter